Exhibit 99.B(d)(99)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June       , 2009

SEI INSTITUTIONAL MANAGED TRUST

Tax-Managed Small Cap Fund

Small Cap Value Fund

Large Cap Growth Fund

Large Cap Fund

Tax Managed Large Cap Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June       , 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Small Cap Fund	x.xx	%
Small Cap Value Fund	x.xx	%
Large Cap Growth Fund	x.xx	%
Large Cap Fund	x.xx	%
Tax Managed Large Cap Fund	x.xx	%

Agreed and Accepted:

SEI Investments Management Corporation	Neuberger Berman Management LLC

By:	By:

Name:	Name:

Title:	Title: